EXHIBIT 10.21

DATED MARCH 4, 2020

PROVISION OF SERVICES AGREEMENT

between

ECOMBUSTIBLE PRODUCTS HOLDINGS LLC

and

GAS CLEANING TECHNOLOGIES LLC

CONTENTS

CLAUSE

1.	DEFINITIONS AND INTERPRETATION	1

2.	DURATION AND EXCLUSIVITY	3

3.	DEFINITION OF WORKS TO BE PERFORMED BY GCT AND ESTIMATION OF WORKING HOURS.	4

4.	PRICE AND PAYMENT FOR RENDERED SERVICES	4

5.	SIGNING COMPENSATION	5

6.	BUSINESS DEVELOPMENT	6

7.	GCT’S UNDERTAKINGS	6

8.	ECOMBUSTIBLE’S UNDERTAKINGS	7

9.	CONFIDENTIALITY	8

10.	INTELLECTUAL PROPERTY	9

11.	INDEMNITIES	9

12.	TERMINATION	10

13.	EFFECTS OF TERMINATION	10

14.	LIABILITY, INSURANCE & INDEMNITY	11

15.	FORCE MAJEURE	12

16.	RECORDS AND AUDIT	13

17.	COMPLIANCE; ANTI-CORRUPTION	13

18.	ENTIRE AGREEMENT	15

19.	AMENDMENTS	15

20.	ASSIGNMENT	15

21.	FREEDOM TO CONTRACT	15

22.	WAIVER	16

23.	SEVERABILITY	16

24.	NOTICES	16

25.	GOVERNING LAW & DISPUTE RESOLUTION	16

THIS AGREEMENT is dated March 4, 2020

PARTIES

(1)

ECOMBUSTIBLE PRODUCTS HOLDINGS LLC, a company incorporated and registered in Delaware (USA) with registered address at 16901 Collins Avenue, STE, Sunny Isles, Florida, United States of America (hereinafter, “eCOMBUSTIBLE”).

(2)	GAS CLEANING TECHNOLOGIES LLC, a company incorporated and registered in Irving, Texas United States of America (hereinafter, “GCT”).

(collectively, eCOMBUSTIBLE and GCT may be referred to as the “Parties” or each as “the Party”)

BACKGROUND

A.	eCOMBUSTIBLE holds the patented proprietary technology to produce a hydrogen based fuel from water.

B.	GCT provides specialized engineering and multi-disciplinary services for gas handling system projects covering a wide range of processes, both ferrous and non-ferrous.

C.	eCOMBUSTIBLE wishes to hire GCT’s services on a global basis, that will entail:

1.

Engineering services needed for the effective implementation of eCOMBUSTIBLE in heat and power generation projects, among others. For the sake of clarity, this would entail services from the outset of a project through successful commissioning of a project.

2.	Testing services of eCOMBUSTIBLE’s modules.

3.	Development services for the use of eCOMBUSTIBLE gas in new industrial applications (i.e. steel, cement, metallurgical, power plant, etc.).

AGREED TERMS

1.	DEFINITIONS AND INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this Agreement.

Commencement Date: the date of this Agreement.

Confidential Information: information of a confidential nature (including trade secrets and information of commercial value) known to the Parties and concerning the Parties and communicated by a Party to the other.

Customer: client that wishes to use eCOMBUSTIBLE and signs a contract for the supply of the eCOMBUSTIBLE or any of its applications.

Development Services: services provided by GCT to eCOMBUSTIBLE that entail works directed to increase the technological maturity of an application of eCOMBUSTIBLE gas to a specific industry. These services will include engineering designs, research, testing, potential prototypes, and pilot plant trials, amongst others. Development Services may include the introduction of third-party vendors, research facilities, and other parties necessary in the development of any particular application. Development Services will focus on developing and improving the technical certainty, or the mitigation of risks, for the application of the eCOMBUSTIBLE product and its integration to diverse industrial applications. As means of example, the described works may consist of the application and development of eCOMBUSTIBLE i) into the steel industry, ii) in large scale kilns for the cement industry, and iii) as fuel for large turbines in electric power generation.

Energy: the hydrogen fuel produced using the proprietary Intellectual Property of eCOMBUSTIBLE for the production of electricity, heat or any other secondary commercial application using the hydrogen fuel as a primary source of energy.

Engineering Services: services provided by GCT to eCOMBUSTIBLE in relation to each specific project that will include concept engineering, basic engineering, detailed engineering (if applicable), procurement and contract management, and commissioning support. The described services will need to be drafted in a document including the scope of work and approved in writing by eCOMBUSTIBLE prior to initiation of the Engineering Services.

Gas Billing Date: the Date on which eCOMBUSTIBLE issues the monthly invoice to a Customer for the eCOMBUSTIBLE provided.

Group Company: an entity which is a direct or indirect subsidiary of an entity or which is a direct or indirect subsidiary of any holding company of an entity.

Hourly Cost: a weighted average of the hourly cost foreseen for each skill needed when providing the Services. This Hourly Cost is expected to reflect the total cost to GCT for pooling these specialized skills to service each specific Project without any mark-ups. As reference the initial mutually agreed hourly cost shall be $95 per hour as referenced in section 4.2 of this Agreement.

Hours Estimated: number of total hours estimated by GCT and approved by eCOMBUSTIBLE to complete the scope of a particular Project that will be facilitated to eCOMBUSTIBLE prior to the initialization of the requested Services. This estimate will be the basis for the invoiced costs of the provided Services, and therefore will define an approximation to a fixed price for the Services provided by GCT.

Intellectual Property: any patent, copyright, registered design, unregistered design right, trademark or other industrial or intellectual property owned or used by eCOMBUSTIBLE relating to the production of its fuel or any by-product together with any current applications for any registrable items of the foregoing.

Initial Term: five (5) years upon the full execution by both Parties of this Agreement.

Phase: Testing Services, Engineering Services and Development Services will generally entail the subdivision of the services to be provided in stages. In these cases, the existence of a second, third or ulterior phase will depend on the fulfilment of the previous phase.

Plant: any plant or equipment which produces or is intended to produce eCOMBUSTIBLE.

Price: defined as it appears in clause 4.

Project: any project in the Territory undertaken for a customer where a Plant will be built, and eCOMBUSTIBLE will be produced and sold pursuant to a customer contract.

Services: works to be provided by GCT during the Initial Term of this Agreement in the Territory. The Services may consist on Development Services, Engineering Services and/or Testing Services.

Territory: Worldwide.

Testing Services: services provided by GCT to eCOMBUSTIBLE for a defined purpose, with clear deliverables and approved by eCOMBUSTIBLE prior to commencement of the described Services. These Testing Services may include, but are not limited to, the characterisation and implementation of the eCOMBUSTIBLE gas, the characterisation of flame, the implementation of eCOMBUSTIBLE boilers/burners, gas dedicated engines for power generation and turbines, the validation of the mass and energy balances of the eCOMBUSTIBLE process and the certification of these tests by a third-party accredited entity.

1.1.1	References to clauses, schedules, and exhibits are to the clauses of and schedules and exhibits to this Agreement.

1.1.2	Headings are for convenience only and shall be ignored in interpreting this Agreement.

2.	DURATION AND EXCLUSIVITY

2.1

This Agreement shall come into effect on the Commencement Date and shall be in full force and effect for the Initial Term, where after in the absence of any agreement to continue this Agreement beyond the Initial Term (subject to any agreed amendments) then this Agreement shall terminate subject to the provisions of clause 13.

2.2

eCOMBUSTIBLE shall not, during the Initial Term appoint any other company that is a direct competitor to GCT to provide any of the Services facilitated by GCT in the Territory. However if GCT for any reason cannot or will not perform or continue to perform and provide any service to eCOMBUSTIBLE, eCOMBUSTIBLE, at its sole discretion, has the right to engage any other company to perform and provide said service. eCOMBUSTIBLE shall notify GCT in writing of any concerns that might result in engaging an alternative company to perform said work. GCT shall have 30 days from receipt of a notice from eCOMBUSTIBLE to address the concerns prior to eCOMBUSTIBLE contracting the other company.

2.3

This Agreement will be reviewed annually in order to assess its feasibility. Any amendments must be requested no later than thirty (30) calendar days before the fulfilment of each year of the Agreement and must be agreed between the Parties.

2.4

In the event that eCOMBUSTIBLE is acquired by another company during the Initial Term, eCOMBUSTIBLE shall use commercially reasonable efforts to ensure that GCT remains the exclusive engineering services provider (consistent with the types of services it had provided to eCOMBUSTIBLE prior to the acquisition) to the acquiring company for eCOMBUSTIBLE fuel projects under the terms of this Agreement for a minimum period of twelve (12) months from the acquisition date or until the end of the Initial Term, which occurs first.

2.5

At the time of the execution of this Agreement by both Parties, several services were previously provided by GCT to eCOMBUSTIBLE (specifically, the BHP Spence Project and Dallas Testing facility). The specific price and payment dates due for these services are reflected in Exhibit A.

3.	DEFINITION OF WORKS TO BE PERFORMED BY GCT AND ESTIMATION OF WORKING HOURS.

3.1

The defined Services will be provided by GCT to eCOMBUSTIBLE according to a general framework herein described that will be individualized for each specific project, and approved in writing by both Parties prior to the initialization of the required Services. Each project will require, including but not limited to, the following steps:

a.	The Parties will agree in writing on the scope of each project and will specify and list the Services needed in order for the project to be fulfilled.

b.

Once the scope is defined and a detailed list of duties is drafted and agreed in writing by both Parties, GCT will provide eCOMBUSTIBLE, within five (5) business days, with an estimate of working hours per project or, if required, by Phase of the project.

c.	Once the estimate of working hours is provided by GCT to eCOMBUSTIBLE, the final approved estimate shall be mutually agreed by both Parties in writing.

d.	This estimate will be the basis for the invoiced total cost of the provided Services for each specific project.

e.

GCT must keep a physical record of the hours effectively worked by its employees on each Project. This record will be sent quarterly to eCOMBUSTIBLE. eCOMBUSTIBLE will have access at all times to said historical records. The Parties agree that the Hours Estimated will have a fully disclosed, built-in contingency. However, any unused hours included in the contingency will not be billed.

4.	PRICE AND PAYMENT FOR RENDERED SERVICES

4.1

The price to be paid for GCT’s Services will be determined by the cost of each actual Hour worked by GCT’s engineers and/or other employees that will perform the requested Services. The Hourly Cost will be based on a full cost basis for GCT. Therefore, each invoice issued by GCT will include an amount determined by the number of Hours effectively worked at The Hourly Cost rate.

4.2

The Parties agree that as eCOMBUSTIBLE and GCT develop more projects, previously developed work will likely create economies of scale and efficiencies that should have the effect of lowering the cost of services on a per project basis. The initial agreed Hourly Cost is a fixed US$95 per hour. The Hourly Cost will be audited and adjusted accordingly on a yearly basis.

4.3

GCT will invoice eCOMBUSTIBLE on a quarterly basis. However, the payments to GCT will be deferred and will be due ten (10) calendar days after eCOMBUSTIBLE is paid in full for each issued invoice starting on the corresponding Gas Billing Date of each particular project. A maximum of twelve (12) monthly instalments shall be the period of time to distribute the payment of CGT’s deferred invoices on a project- by-project basis. However, in the event of delays in a project’s completion through no fault of GCT (to be mutually agreed between GCT and eCOMBUSTIBLE), the full invoiced amount for the Project shall be paid to GCT no later than twenty four (24) months from the Contract Start Date. In the event that the project is cancelled, GCT shall issue a final invoice and shall be paid the full invoiced amount for the Project within thirty (30) days after the project cancellation date.

4.4

After five (5) new consecutive projects, eCOMBUSTIBLE and GCT may, through mutual agreement, exercise the option to use GCT’s engineering services in a regular client-vendor fashion, and pay invoices on a milestone basis and at a market rate not to exceed $130 per hour on a project-by-project basis. In the event this option is exercised, the clause 6.2 in this Agreement will not be applicable for that project.

4.5	Late payments. In the event that invoice payments are not paid on time per Section 4.3, a late payment interest cost of 1% per month shall be applied to the outstanding invoice balance.

4.6	Taxes. GCT shall charge eCOMBUSTIBLE for any applicable sales taxes (“Tax”) that eCOMBUSTIBLE is required to pay by law on account of GCT’s provision of services.

5.	SIGNING COMPENSATION

5.1

Upon the full execution of this Agreement by both Parties, GCT will be entitled to an award of a 2.5% equity stake of eCOMBUSTIBLE via its “B shares”. The consideration for this award is the successful and in-full execution and implementation of the BHP Spence project and the successful and full completion of the Testing Services in this agreement as specified in Exhibit B. However, if the completion of the Spence project and/or the Testing Services are delayed beyond April 30, 2021 through no fault of GCT (to be mutually agreed between the parties), the actual transfer shall occur no later than April 30, 2021. In the event the transfer occurs prior to completion of the Spence project or Testing Services in Exhibit B, and the work is not completed by GCT at a later date when requested, eCOMBUSTIBLE reserves the right to call back the transferred “B shares” within 30 days of the written request by eCOMBUSTIBLE.

5.2

In the event that eCOMBUSTIBLE is acquired by or merged with another company prior to April 30, 2021, GCT will be entitled to the 3% equity stake to be in effect at the time of the merger or acquisition. In such an acquisition, GCT shall receive a minimum of three million dollars ($3,000,000), and such amount shall also include any amounts related to unpaid Testing Services performed at the rate of $95/hour prior to the acquisition.

5.3

The engineering that GCT will contribute to complete the Testing Services and that are a fundamental part of the consideration described in section 5.1 of this Agreement are estimated to be approximately 32,000 hours.

5.4	The actual equity transfer shall occur no later than forty five (45) calendar days after the terms of the consideration in section 5.1 have been fully met.

6.	BUSINESS DEVELOPMENT

6.1

GCT’s participation in eCOMBUSTIBLE’s business development, as a result of introducing and bringing new clients, will be equal to five percent (5.0%) of the Net Margin resulting from each one of those projects for the duration of the contract, including any extensions. Such 5% shall be paid to GCT per the agreement between GCT and Geard, dated October 15, 2019. Net Margin is equal to a projects’ sales price minus electricity cost minus water cost minus operational costs minus financing cost.

6.2

In exchange for deferring costs related to engineering services provided to eCOMBUSTIBLE, GCT’s participation in all other new projects will be equal to 7.5% of the Net Margin resulting from each of the first two projects and 6.0% for each of the following projects, for a total period of 24 months from the Gas Billing Date. Net Margin is equal to a projects’ sales price minus electricity cost minus water cost minus operational costs minus financing cost.

6.3	eCOMBUSTIBLE and GCT shall jointly develop an initial forecast for all costs for each project that GCT will participate in.

6.4	eCOMBUSTIBLE shall provide to GCT quarterly reports indicating the actual revenue, costs, and Net Margin for each project that GCT participates in.

7.	GCT’S UNDERTAKINGS

GCT undertakes and agrees with eCOMBUSTIBLE at all times during the term of this Agreement:

7.1

To act towards eCOMBUSTIBLE conscientiously and in good faith and not to allow its interests to conflict with the duties that it owes to eCOMBUSTIBLE under this Agreement and the general law. Except to notify the third party of a conflict of interest, during the Term of this Agreement, GCT and its related parties shall also not hold any discussions with, provide any information or respond to, any inquiry made by any third party concerning an action or transaction that constitutes a conflict of interest or cooperate in any way with, agree to, assist or participate in, solicit, consider, entertain, or facilitate an action or transaction that constitutes a conflict of interest.

7.2	Not to participate, directly or indirectly during the Term of this Agreement, in the development, manufacture or sale of any goods or services which directly competes with eCOMBUSTIBLE’s business.

7.3

To act in accordance with sound commercial principles in its relations with eCOMBUSTIBLE’s customers and potential customers in the Territory, and to do nothing which could be prejudicial to eCOMBUSTIBLE’s goodwill or commercial interests.

7.4	Not to enter into any contract or agreement for and on behalf of eCOMBUSTIBLE or pledge the credit of eCOMBUSTIBLE or incur any liabilities in the name of eCOMBUSTIBLE.

7.5	To maintain at its own expense office premises as may be necessary for the effective performance of its duties under this Agreement.

7.6

To employ or engage at its own expense a sufficient number of suitably qualified personnel to ensure the proper fulfilment of GCT’s obligations under this Agreement, provided that eCOMBUSTIBLE’S work execution planning is duly communicated to GCT within a reasonable amount of time before the commencement of the work. GCT shall, wherever possible, ensure that such personnel are not removed from a project without written approval from eCOMBUSTIBLE.

7.7

To provide a sufficient number of engineers and/or other employees needed to perform the technical visits to potential or actual Customers’ plants when duly requested by eCOMBUSTIBLE, provided that such requests are made within a reasonable amount of time before the scheduling of such visits. eCOMBUSTIBLE will pay the incurred travel expenses of GCT’s employees. Such travel expenses by GCT’s employees will be invoiced at cost to eCOMBUSTIBLE upon completion of travel with payment terms NET 15. However, the technical reports will not be invoiced to eCOMBUSTIBLE.

7.8

To keep eCOMBUSTIBLE fully informed of its activities and progress concerning the requested Services and to provide eCOMBUSTIBLE with detailed written reports on a monthly basis. As stated in clause 2.5, GCT shall send eCOMBUSTIBLE on a quarterly basis the hours effectively worked by GCT’s employees on each specific Project.

7.9	To inform eCOMBUSTIBLE promptly of any problem concerning or relating to eCOMBUSTIBLE’s technology no later than twenty-four (24) business days after GCT became aware of it.

7.10

To ensure that the engagement of a subcontractor shall not relieve GCT of any of its obligations under this Agreement. GCT shall be liable for all acts and omissions of subcontractors and their employees, agents, officers, directors, representatives and affiliates. GCT agrees to immediately replace any subcontractor performing services under this Agreement when such subcontractor or its employees or agents are found unsatisfactory by reasonable determination of eCOMBUSTIBLE.

7.11

To use its best efforts to preserve eCOMBUSTIBLE trademark(s) and trade name and will promptly report any infringement to eCOMBUSTIBLE. GCT agrees that it will not acquire any interest in such trade mark(s) or trade name nor the trade mark(s) or trade name of any customer by virtue of its use of them in the performance of this Agreement and will cease its use of such trade mark(s) and trade name(s) on the termination of this Agreement.

7.12

To be responsible for damages occurred during the delivery and installation of the Plant that are not attributable to manufacturing or to an assembling default of the Plant but related directly to GCT’s work. GCT´s staff will be responsible for potential malfunctions or non-compliance of the agreed terms that are not to be attributed to eCOMBUSTIBLE. GCT’s liability for damages shall be limited to the amount invoiced by GCT to eCOMBUSTIBLE for the affected project.

8.	ECOMBUSTIBLE’S UNDERTAKINGS

eCOMBUSTIBLE undertakes and agrees with GCT during the term of this Agreement:

8.1	To act at all times in its relations with GCT dutifully and in good faith and not do anything which could be prejudicial to GCT’s goodwill or commercial interests.

8.2	To not enter into any contract or agreement for and on behalf of GCT or pledge the credit of GCT or incur any liabilities in the name of GCT.

8.3	To pay the incurred travel expenses of GCT’s engineers and/or employees that perform the required technical visits to potential or actual eCOMBUSTIBLE Customers.

8.4

To supply to GCT at eCOMBUSTIBLE’s own expense documentation and information and technical, market and other support as GCT may from time to time reasonably require for the purposes of the provision of its Services. GCT shall require in writing the documentation and information needed and acknowledges that specific technical and market documentation and information (considered as highly confidential) may not be provided to GCT.

8.5

To be responsible for damages occurred during the delivery and installation of the Plant that are attributable to manufacturing or to an assembling default of the Plant. As stated in clause 7.12, GCT´s staff will be responsible for potential malfunctions or non-compliance of the agreed terms that are not to be attributed to eCOMBUSTIBLE.

8.6	To pay all GCT invoices in a timely manner.

9.	CONFIDENTIALITY

9.1

Confidential Information. To the fullest extent permitted by law, the Parties agree to hold and treat as secret and confidential throughout the term of this Agreement any and all proprietary and confidential information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) including, but not limited to, know-how, procedures, operating techniques, customer lists or identities, equipment specifications, analytical specifications, process designs, drawings, prints, technical information and data, business, financial, pricing or other trade information (“Confidential Information”) in writing, or, if disclosed orally, confirmed in writing to be confidential, using with respect to such Confidential Information the same standards and procedures which the Receiving Party applies to its own confidential information.

Notwithstanding the foregoing, “Confidential Information” shall not include information which: (i) at the time of the disclosure, is a part of the public domain; (ii) subsequently becomes a part of the public domain by publication or otherwise through no fault of the Party disclosing the information; (iii) the Receiving Party can show was contained in writing in its possession at the time of disclosure, which information had not been wrongfully acquired, directly or indirectly, from the Disclosing Party and with respect to which no obligation of confidentiality exists; (iv) is substantially disclosed to Receiving Party by a third party not in violation of any rights of, or obligations to, the Disclosing Party hereto; or (v) is required to be disclosed by law; provided that, for each of the foregoing exceptions, the Receiving Party provides the Disclosing Party with written documentation evidencing the same upon request of the Disclosing Party.

9.2

Legally required disclosure. Regardless of the aforementioned, if disclosure of any Confidential Information of the Disclosing Party is legally required to be made by the Receiving Party in or pursuant to a judicial, administrative or governmental proceeding or order or similar proceeding or order of a self-regulatory organization, the Receiving Party may make such disclosure but only to the extent required to comply with the law as shall be confirmed in writing by the legal counsel of the Receiving Party; provided, however, that if required, the Receiving Party will cooperate if the Disclosing Party seeks a protective order or other legal action to resist such disclosure and shall limit such disclosure to the minimum required. Receiving Party shall notify the Disclosing Party, in writing, of any such legally required disclosures.

10.	INTELLECTUAL PROPERTY

10.1

GCT acknowledges that eCOMBUSTIBLE’s rights to the Intellectual Property used on or in relation to the production of Energy and eCOMBUSTIBLE’s business and the goodwill connected with are eCOMBUSTIBLE’s property.

10.2	GCT agrees not to reverse any of the eCOMBUSTIBLE IP.

10.3

eCOMBUSTIBLE shall be fully responsible to protect its Intellectual Property Rights as against third party infringement in the Territory. GCT shall use all endeavours to cooperate on the protection of the mentioned Intellectual Property Rights. GCT shall pay for all costs arising from any infringement on eCOMBUSTIBLE’s intellectual property rights if the infringement was caused by any employee of GCT or if the infringement can be traced back to GCT.

10.4

eCOMBUSTIBLE grants to GCT the licence, for the duration of the Initial Term, to use eCOMBUSTIBLE’s trademark and copyright material for the purposes of fulfilling its obligations under this Agreement.

10.5

GCT acknowledges and agrees that its work is designated as work for hire (WFH). Any and all work performed by GCT during this agreement shall be considered a “Work made for Hire” as defined in the U.S. Copyright laws, and shall be owned by and for the express benefit of eCOMBUSTIBLE.

11.	INDEMNITIES

11.1	eCOMBUSTIBLE shall indemnify GCT against any loss or liability, including attorney’s fees that:

a.	GCT may incur arising from a claim for defaults in the manufacturing and assembling of each Plant or damages suffered by GCT’s employees or goods attributable to eCOMBUSTIBLE.

b.	GCT may incur as a result of any breach by eCOMBUSTIBLE of any third party’s intellectual property rights in the production of Energy.

11.2	GCT shall within five (5) business days after it becomes aware of a matter which may result in a Relevant Claim:

a.	give notice to eCOMBUSTIBLE of the details of the matter;

b.	afford access to eCOMBUSTIBLE and permit copies to be taken of any materials, records or documents as eCOMBUSTIBLE may require to take action under clause c;

c.

allow eCOMBUSTIBLE the exclusive conduct of any proceedings and take whatever action as eCOMBUSTIBLE shall direct to defend or resist the matter, including the use of professional advisers nominated by eCOMBUSTIBLE.

d.	not admit liability or settle the matter without the prior written consent of eCOMBUSTIBLE.

11.3	GCT shall indemnify eCOMBUSTIBLE against any loss or liability or damages produced due to causes attributable to GCT or any of its employees.

12.	TERMINATION

12.1	Termination by GCT Notwithstanding anything herein contained, this Agreement may be terminated by GCT by written notice to eCOMBUSTIBLE in the following circumstances:

a.	In the event eCOMBUSTIBLE commits a material breach of any of its obligations hereunder and fails to remedy such breach within forty-five (45) days following receipt of a written notice from GCT;

b.	In the event eCOMBUSTIBLE becomes the subject of a bankruptcy, insolvency or similar proceedings, or makes a general assignment for the benefit of creditors; or

c.

If any legislation, regulation, or decision of a national, regional or local government or authority or of any agency thereof are implemented, repealed or altered in such a way as to significantly prevent either Party from lawfully exercising or performing its obligations hereunder.

12.2	Termination by eCOMBUSTIBLE. Notwithstanding anything herein contained, this Agreement may be terminated by eCOMBUSTIBLE by written notice to GCT in the following circumstances:

a.	In the event GCT commits a material breach of any of its obligations hereunder and fails to cure such breach within forty-five (45) days following receipt of a notice from eCOMBUSTIBLE.

b.	In the event GCT becomes the subject of a bankruptcy, insolvency or similar proceedings, or makes a general assignment for the benefit of creditors; or

c.

If any legislation, regulations, or decision of a Federal, State or Municipal government or of any agency thereof are implemented, repealed or altered in such a way as to significantly prevent either Party from lawfully exercising or performing its obligations hereunder.

13.	EFFECTS OF TERMINATION

13.1	Termination of this Agreement, however caused, shall be without prejudice to any rights or liabilities, including outstanding invoices, accrued at the date of termination.

13.2	On termination of this Agreement for any reason:

a.

GCT shall immediately cease to describe itself as service provider of eCOMBUSTIBLE and cease to use all trademarks, trade names and brand names of eCOMBUSTIBLE. eCOMBUSTIBLE shall immediately cease to describe itself as client of GCT and cease to use all trademarks, trade names and brand names of GCT.

b.	And, if it is the case, each Party shall return items or physical documents that belong to the other Party.

13.3

Notwithstanding termination, the provisions of Clause 10 (Intellectual Property), Clause 14 (Indemnity and Liability), Clause 9 (Confidentiality) and Clause 25 (Governing Law and Dispute Resolution) shall subsist beyond termination of this Agreement.

13.4

Subject as herein provided and to any rights or obligations accrued prior to termination, including the payment of outstanding invoices, neither party shall have any further obligation to the other under this Agreement.

13.5

On termination, GCT shall have no claim against eCOMBUSTIBLE for compensation for loss of agency rights, goodwill or other such loss (save for the avoidance of doubt a claim for damages by reason of any antecedent breaches by eCOMBUSTIBLE of the terms of this Agreement).

13.6

No indemnity shall be payable to any Party (the “Indemnified Party”) by the other Party (the “Indemnifying Party”) unless the Indemnified Party has given notice in writing to the Indemnifying Party of its claim for the indemnity before the expiry of one year from the date of termination of this Agreement.

13.7

Business Relationships. The Parties acknowledge that each Party’s relationships with its employees, customers and vendors are valuable business assets. Each Party agrees that, during the term of this Agreement and for two years thereafter, neither of the Parties shall (for itself or for any third Party) knowingly divert or attempt to divert from the other any business, employee, customer or vendor, through solicitation or otherwise, without the prior written consent of the other Party.

13.8

This Agreement shall not render any member of GCT an employee, partner, or joint venturer with eCOMBUSTIBLE for any purpose. Each member of GCT is and will remain an independent contractor in his/her relationship with eCOMBUSTIBLE. Each member of GCT shall have no claim against eCOMBUSTIBLE hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability, benefits, unemployment insurance benefits, or employee benefits of any kind.

14.	LIABILITY, INSURANCE & INDEMNITY

14.1	Indemnity.

Except as otherwise provided by law, the Parties shall mutually indemnify, defend and hold harmless each other and its representatives, agents, sureties and employees from and against any and all third-party demands, claims, suits, causes of action, losses, whether groundless or not, penalties, liabilities, judgments, settlements, damages, costs, attorneys’ fees, and expenses of any nature, including attorneys’ fees and court costs, arising or alleged to have arisen directly or indirectly from, according to the applicable law:

1.	any act or omission of the Opposite Party, its representatives, employees, agents, subcontractors, suppliers at any tier;

2.	any breach of this Agreement by the Opposite Party;

3.	Other Party’s subcontractors, suppliers, representatives, agents or employees’ claims and actions; or

4.	infringement of any patent, copyright, trademark, trade name, brand or slogan; or

5.	Other Party´s lack of performance of this Agreement.

but only to the extent caused by the negligence, recklessness or intentional wrongful misconduct of Other Party’s or persons employed or utilized by it in the performance of this Agreement.

Each Party agrees to pay any and all costs other Party incurs enforcing the indemnity and defence provisions set forth in this Clause 14.1.

14.2	Insurance. Each Party shall maintain insurance as legally and commercially required.

14.3

No Limitation of Liability. indemnity obligations under this Agreement shall not be construed to negate or abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist. Indemnity obligations under this Agreement shall not be limited in any way by any limitation on the amount or type of damages, or compensation payable by or for each Party.

14.4

No Partnership. This Agreement shall not be interpreted or construed so as to create any partnership, joint venture, or other business entity of any kind and shall not limit the ability of the Parties to carry on their individual businesses for their own benefits unrelated to this Agreement. No Party, by virtue of this Agreement, shall have any authority to bind any other Party.

15.	FORCE MAJEURE

15.1

Force Majeure. Other than in respect of a payment of money due, neither Party shall have any liability to the other for failure to perform its obligations, delay, or loss occasioned by any circumstance, event or occurrence beyond the reasonable control of the affected Party (each event a “Force Majeure”). Force Majeure events may include any event or circumstance arising or occurring beyond the reasonable control of eCOMBUSTIBLE and GCT, which prevents it from performing its obligations under this Agreement including, but not limited to: (1) any acts of God, including, but not limited to, lightning, earthquakes, storms, epidemics, landslides, floods, fires, explosions or washouts; (2) any acts of the enemies of the state, sabotage, wars, blockades, insurrections, riots, civil disturbances, arrests or restraints; (3) any freezing, explosions, breakage of equipment, forced maintenance shutdown or inability to obtain materials or equipment which by the exercise of due diligence, such Party could not have prevented or is unable to overcome; or 4) any orders of any court or government authority, which physically limit or alter the specifications of eCOMBUSTIBLE or restrain the provision of Services by GCT.

15.2

Effect of Non-Performance. If a Party is unable to perform any obligation in this Agreement because of Force Majeure, then the obligations of that Party shall be suspended to the extent and for the period of such Force Majeure condition, provided that: (1) the suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure event; (2) the affected Party uses reasonable endeavours to avoid and reduce the effects of the Force Majeure event, and to resume performance of its obligations; and (3) the affected Party gives written notice within five (5) business days of the Force Majeure event to the other Party setting out the nature of the event of Force Majeure, the impact it will have on performance, and its expected duration, and provides status updates whenever there is any significant change.

15.3

Termination for Force Majeure. In the event that Force Majeure shall continue for a period of six (6) months from the date the Party claiming relief under this Clause gives the other Party notice, eCOMBUSTIBLE and GCT shall have the right to terminate this Agreement by furnishing written notice to the other Party, with termination effective upon the expiration date of such six (6) month period. Upon such termination, each Party shall be relieved from its respective obligations, except for obligations for payment of monetary sums accrued prior to the event of Force Majeure.

16.	RECORDS AND AUDIT

16.1

Records. GCT will each establish and keep at all times, true and accurate books, records and accounts relating to its provision of Services and the Parties will keep as well as regarding the performance of their obligations under this Agreement following generally accepted accounting principles (the “Records”) and make such Records reasonably available for audit by the other Party as set forth herein.

16.2

Cost Audit. If there is a claim for compensation by either Party, the other Party shall be permitted to examine books, records, documents, and any and all other evidence and accounting procedures and practices that are reasonably necessary to discover and verify all direct and indirect costs, of whatever nature, which are claimed to have been incurred, or anticipated to be incurred.

16.3

Time. The rights and obligations under this Clause shall continue throughout the term of this Agreement and for the longer of (i) such additional time following its termination as shall be reasonably necessary to complete any audit that would have commenced during the term of the Agreement or (ii) one (1) year after its termination.

17.	COMPLIANCE; ANTI - CORRUPTION

17.1

Compliance with Laws. Each Party agrees to comply at its own cost with all applicable laws, statutes, orders, rules and regulations of any governmental entity in any action undertaken for this Agreement, including U.S. Government regulations regarding pricing, procurement integrity and illegal payments or gratuities. Each Party shall require each of its respective officers, directors, employees, agents, subcontractors and third parties acting on their behalf to comply in a similar manner. Both Parties may require such training, certifications, representations, disclosures, reviews and approvals as is prudent for compliance with such laws and regulations.

Anti-Corruption. Each Party represents and warrants that, in the performance of this Agreement and in the pursuit of any business to which this Agreement may relate, it has complied with, and that it shall at all times comply with, all applicable laws prohibiting the bribery of a government official, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended). In particular, and not in derogation of the foregoing, each Party represents and warrants that it, its owners, officers, directors, employees and agents, have not and shall not offer, pay, promise to pay or authorize the payment of, any money, or offer, gift, promise to give or authorize the giving of anything of value to any Foreign Official (as defined below) for the purpose of:

•

influencing any act or decision of such Foreign Official in his official capacity; inducing such Foreign Official to do or omit to do any act in violation of the lawful duty of such official; or securing any improper advantage; or

•

inducing such Foreign Official to use his influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to obtain or retain any business to which this Agreement may relate, or directing any such business to any Party;

17.2	any foreign political party or official thereof or any candidate for foreign political office for purposes of:

a.	influencing any act or decision of such party, official or candidate in its, his or her official capacity;

b.	inducing such party, official or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate;

c.

securing any improper advantage; or d.inducing such party, official or candidate to use its, his or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality in order to obtain or retain any business to which this Agreement may relate, or directing any such business to any Party; or e.any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Foreign Official, to any foreign political party or official thereof, or to any candidate for foreign political office, for the purposes of:

1.

influencing any act or decision of such Foreign Official, political party, party official or candidate in its, his or her official capacity; inducing such Foreign Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such official, political party, party official or candidate, or securing any improper advantage; or

2.

inducing such Foreign Official, political party, party official or candidate to use its, his or her influence with a foreign government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to obtain or retain any business to which this Agreement may relate, or directing any such business to any Party.

17.3

“Foreign Official” means any officer or employee of the government of a country other than the United States or of any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality thereof, or public international organization.

17.4	Cooperation; Records

a.

During the term of this Agreement, and for a period to and including five (5) years after the expiration or earlier termination hereof, each Party shall fully cooperate with any request of each other Party with respect to any possible violation of law, governmental investigation or inquiry.

b.

Each Party shall also make its books, records and accounts related to any business to which this Agreement relates available to the other Party during normal business hours for review or audit, at the other Party’s expense. The said examination must be requested, at least, ten (10) days in advance.

17.5

Material Breach; Compensation. One Party’s breach of this Anti-Corruption compromise shall immediately constitute a material breach and shall fully indemnify the other Party against all claims, damages, liabilities, awards or penalties brought or assessed to the relevant Party.

17.6	Annual Compliance Certification. Each Party shall certify to the other, in writing, on an annual basis, that it has been, remains and will remain in full compliance with the provisions of this clause.

18.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, negotiations and discussions between the Parties relating to it.

19.	AMENDMENTS

Save as expressly provided in this Agreement, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the Parties to it.

20.	ASSIGNMENT

Neither Party shall without the prior written consent of the other assign, transfer, charge or deal in any other manner with this Agreement or its rights under it.

21.	FREEDOM TO CONTRACT

The Parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver, and to exercise their rights and perform their obligations under this Agreement.

22.	WAIVER

The failure of a Party to exercise or enforce any right under this Agreement shall not be deemed to be a waiver of that right, nor operate to bar the exercise or enforcement of it at any time or times thereafter.

23.	SEVERABILITY

If any part of this Agreement becomes invalid, illegal or unenforceable, the Parties shall in such an event negotiate in good faith in order to agree the terms of a mutually satisfactory provision to be substituted for the invalid, illegal or unenforceable provision which as nearly as possible gives effect to their intentions as expressed in this Agreement. Failure to agree on such a provision within six months of commencement of those negotiations shall result in automatic termination of this Agreement. No Party can interfere in this negotiation process in bad faith. The obligations of the Parties under any invalid, illegal or unenforceable provision of the Agreement shall be suspended during such a negotiation.

A Party shall be excused from performing its obligations under this Agreement if its performance is delayed or prevented by any cause beyond such Party’s control, including but not limited to, fire, explosion, diseases, weather catastrophes, wars, insurrections, civil strife, riots, or power failure. Performance shall be excused only to the extent of and during the reasonable continuance of such disability.

24.	NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the notice by hand at, or by sending the same by prepaid certified first class post (airmail if to an address outside the country of posting) to the address of the relevant Party set out in this Agreement, or such other address as either Party notifies to the other from time to time. Any notice given according to the above procedure shall be deemed to have been given at the time of delivery (if delivered by hand) and when received (if sent by post).

25.	GOVERNING LAW & DISPUTE RESOLUTION

25.1	This Agreement shall be governed by and construed in accordance with the laws of the United States of America.

25.2	Dispute Resolution and Legal Action.

a)

Negotiation. If a dispute arises between the Parties in connection with this Agreement, including any question regarding its existence, validity or termination, the Party that believes a dispute exists will give the other Party written notice (the “Dispute Notice”), giving details of the dispute and requesting a meeting between the Parties (which may be by telephone) as soon as possible to discuss and attempt to resolve the dispute. If the dispute has not been solved by the Parties within 30 days or a longer period agreed by the Parties, a Party may refer the dispute to arbitration in accordance with upcoming Section.

b)

Arbitration. Any dispute that has not been resolved in accordance with the previous Section shall be referred to arbitration in Miami-Dade County, Florida administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be appealed before the courts in Miami-Dade County. The language of any such arbitration shall be English. Nothing in this Section prevents a Party seeking urgent injunctive or similar interim relief from a court situated in Miami-Dade County with respect to a violation of intellectual property rights, confidentiality obligations or enforcement of recognition of any award or order in any appropriate jurisdiction.

This Agreement has been entered into on the date stated at the beginning of it.

Signed for and on behalf of ECOMBUSTIBLE PRODUCTS HOLDINGS LLC	/s/ Jorge Arevalo JORGE AREVALO Its: CEO Name: Date March 9, 2020

Signed for and on behalf of GAS CLEANING TECHNOLOGIES LLC	/s/ Matthew Russell MATT RUSSELL on behalf of PAYKAN SAFE Its: President Date March 5, 2020

Exhibit A

Services performed to date pursuant to Section 2.5

Exhibit B

Testing Services pursuant to Section 5.1